UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  March 13, 2009

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania		19040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2009, InfoLogix, Inc. (the “Company”) entered into severance agreements with certain of the Company’s executive officers.  The Company’s employment agreements with each of David T. Gulian, Chief Executive Officer and President, John A. Roberts, Chief Financial Officer, Richard Hodge, Executive Vice President, Healthcare, and Craig A. Wilensky, Executive Vice President, EMS (each an “Executive” and together the “Executives”), expired on December 31, 2008.  Each Executive will remain employed with the Company on an “at will” basis, but the Company has entered into a severance agreement with each Executive that provides for certain payments to the Executive and for certain obligations of the Executive in the event his employment with the Company is terminated.

The severance agreements for Messrs. Gulian, Roberts, Hodge and Wilensky acknowledge that their annual base salaries effective January 1, 2009 are $361,000, $233,000, $295,000 and $295,000, respectively.  The terms of each Executive’s agreement are substantially identical and provide for the following:

Termination following a Change of Control of the Company.  If, following the occurrence of a Change of Control (as such term is defined in the severance agreement) of the Company,

(i)	the Executive is not offered employment by the successor company,

(ii)

within one year after the Change of Control, the Executive is terminated by the successor company for a reason other than for “Cause” (“Cause” being defined to include, among other things, embezzlement, indictment for fraud, gross incompetence (after 15 days’ notice specifying the applicable deficiencies), and disclosure of the Company’s confidential information) or other than due to the Executive’s disability, or

(iii)

within one year after the Change of Control, the Executive terminates his employment with the successor company for “Good Reason,” after having provided the successor company with written notice that he believes he has the right to terminate for Good Reason and the successor has failed to eliminate the Good Reason within 15 days of the notice (“Good Reason” being defined to include, among other things, demotion, reduction of compensation, and/or relocation), and, provided that the Executive signs a full release in favor of the Company, then:

(i)

the Company will pay him any accrued but unpaid salary and vacation, as well as severance of (a) the Executive’s annual base salary in effect as of the date of his termination plus (b) an amount equal to his maximum annual cash bonus at the rate in effect on the termination date; and

(ii)	all of the Executive’s granted but unvested stock options will vest and become immediately exercisable.

Termination Other than following a Change of Control of the Company.  If the Executive’s employment with the Company is terminated prior to a Change in Control other than by the Company for Cause, by the Executive or due to Executive’s disability and, provided the Executive signs a full release in favor of the Company, then:

(i)

the Company will pay him any accrued but unpaid salary and vacation, as well as severance of (a) the Executive’s annual base salary in effect as of the date of his termination plus (b) an amount equal to pro rata portion of his maximum annual cash bonus at the rate in effect on the termination date, which will be calculated based on a numerator equal to the number of days between January 1 and the termination date and a denominator of 365; and

(ii)	all of the Executive’s granted but unvested stock options will vest and become immediately exercisable.

If the Executive’s employment is terminated for any other reason, or if he fails to execute a release in favor of the Company, he would only be entitled to receive a payment equal to his accrued but unpaid salary and vacation.

Under the terms of his severance agreement, each Executive has agreed to standard confidentiality restrictions.  He is also subject to a noncompetition covenant that generally restricts his ability to compete with Company in the United States for a period of one year following the termination of his employment for any reason.  Each Executive has also agreed to a nonsolicitation covenant that is applicable during the term of his employment and for a period of one year following the termination of employment.

The foregoing description of the severance agreements does not purport to be complete and is qualified in its entirety by reference to the respective severance agreements, which are attached to this report as Exhibits 10.1 through 10.4 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Severance Agreement dated March 13, 2009 by and between InfoLogix, Inc. and David T. Gulian.

10.2	Severance Agreement dated March 13, 2009 by and between InfoLogix, Inc. and John A. Roberts.

10.3	Severance Agreement dated March 13, 2009 by and between InfoLogix, Inc. and Richard Hodge.

10.4	Severance Agreement dated March 13, 2009 by and between InfoLogix, Inc. and Craig A. Wilensky.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: March 17, 2009	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer

Exhibit Index

10.1	Severance Agreement dated March 13, 2009 by and between InfoLogix, Inc. and David T. Gulian.

10.2	Severance Agreement dated March 13, 2009 by and between InfoLogix, Inc. and John A. Roberts.

10.3	Severance Agreement dated March 13, 2009 by and between InfoLogix, Inc. and Richard Hodge.

10.4	Severance Agreement dated March 13, 2009 by and between InfoLogix, Inc. and Craig A. Wilensky.